Exhibit 10.A.32


June 13, 1996


Mr. Robert M. Calderoni
19670 Scotland Road
Saratoga, California 95070


Employment Agreement


Dear Mr. Calderoni:

		The following sets forth our agreement regarding the terms anD provisions of your employment as an officer and employee of Apple Computer, Inc. (the" Company"). Capitalized words which are not otherwise defined herein shall have the meanings assigned to such words in Section 6 of this Agreement.

		1. Commencement of Employment. Your employment under this Agreement shall commence on July 8, 1996 (the "Effective Date").

		2. Position. You shall be employed as Senior Vice President, Finance and Operations Controller of the Company and shall report directly to the Chief Financial Officer of the Company, and your duties and responsibilities to the Company shall be consistent in all respects with such position. You shall devote substantially all of your business time, attention, skills and efforts exclusively to the business and affairs of the Company, other than de minimis amounts of time devoted by you to the management of your personal finances or to engaging in charitable or community services. Your principal place of employment shall be the executive offices of the Company in Cupertino, California, although you understand and agree that you will be required to travel from time to time for business purposes.

		3.  Compensation.

		(a)  Base Salary.  As compensation to you for all services
rendered to the Company and its subsidiaries, the Company will pay you a base salary at the rate of not less than two hundred seventy five thousand dollars ($275,000) per annum as of the Effective Date. Your base salary will be paid to you in accordance with the Company's regular payroll practices applicable to its executive employees.
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		(b)  Bonus.  You shall be eligible to participate in the annual
Senior Executive Bonus Plan (domestic) sponsored by the Company or any successor plan thereto. Such bonus program shall afford you the opportunity to earn an annual bonus for each fiscal year of the Company during your employment.
During the remainder of the Company's Fiscal Year 1996 only, you shall be guaranteed a bonus payout at the end of Q4 in the amount of thirty five thousand dollars ($35,000). During the Company's Fiscal Year 1997 only, your target annual bonus will be one hundred fifty thousand dollars ($150,000). During the Company's Fiscal Year 1997 only, you shall be guaranteed a minimum bonus payout of at least seventy five thousand dollars ($75,000) payable at the end of the Company's Fiscal Year 1997. The amount of your target annual bonus thereafter shall be reviewed annually by the Company. Subject to the provision above regarding a guaranteed bonus payout during the Company's Fiscal Year 1996 and 1997, each annual bonus shall be paid to you in accordance with the terms and conditions of the bonus plan then in effect.

		(c) Hiring Bonus. Subject to other provisions of this Agreement, the Company shall pay you a Hiring Bonus in the amount of one hundred twenty five thousand dollars ($125,000). It shall be paid to you within 5 days after the Effective Date of this Agreement.

		(d) Stock Options. In consideration of this Agreement, we will recommend to the Apple Computer, Inc. Board of Directors an initial stock option grant of 75,000 shares of Apple Computer, Inc. common stock. Each grant vests over a three year period at 33% increments beginning one year from the grant date and shall at all times be subject to the terms and conditions of the Apple Computer, Inc. 1990 Stock Option Plan, as amended, and any successor plans thereto ("1990 Stock Plan").

		(e) Benefits. You shall be eligible to participate in all employee benefit plans and arrangements that the Company provides to its executive employees in accordance with the terms of such plans and arrangements, which shall be no less favorable to you, in the aggregate, than the terms and provisions available to other executive employees of the Company.

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		4.  Termination.

		(a) Termination for Cause. If your employment is terminated by the Company for Cause, the Company shall pay you the full amount of the accrued but unpaid base salary you have earned through the date of your termination, plus a cash payment (calculated on the basis of your base salary then in effect) for all unused accrued vacation. In addition, you shall be entitled to benefits under the employee plans and arrangements described in
Section 3(e) above in accordance with terms and provisions of such plans and arrangements.

	(b) Termination Other than for Cause. During the first twelve (12) months following the Effective Date only, if your employment is terminated by the Company for reasons other than for Cause, the Company shall pay you the full amount of the accrued but unpaid base salary you have earned through the date of your termination. In addition, you shall be eligible for participation in Apple's Executive Severance Plan ("ESP"). Under the current terms and conditions of the ESP, you would remain an active employee, receiving full salary and benefits, for a period up to ninety (90) days after your date of termination, and be eligible to receive a severance benefit equal to four (4) month's pay. In addition, you will be entitled to receive the following amounts:

	50% of FY 97 target bonus
	as guaranteed ($75,000)

	or

	The actual prorated bonus amount
	payable under the ESP

There shall be no other payments or benefits on termination during the first twelve (12) months following the Effective Date.

	(c) Although the terms and conditions of the ESP would govern your participation, the following highlights some of the material terms and conditions in the event of a Change in Control, as defined in and provided for under the June 9, 1995 Supplement to the ESP:

COVERAGE:  Employees of the Company who are otherwise Eligible Employees under
	   the Executive Severance Plan, other than those who have employment or retention agreements.



TERM:	   The Supplement is effective for two years, beginning on the Change
	   in Control Date. Change in Control Date generally means the date of the Change in Control or the date of the approval of an agreement which will result in a Change in Control.

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SEVERANCE: The Supplement to the Executive Severance Plan provides for the
	   following enhanced severance benefits:

	   -The regular severance payment schedule for such employees is doubled, with a minimum of 8 months of severance and a maximum of 24 months.

	   -The regular benefit continuation period is also doubled.

	   -Employees who are terminated in the two-year period following the Change in Control Date receive a special bonus equal to 1 times target bonus in lieu of the prorated bonus provided under the normal plan provisions.

	   -Employees can resign for "Good Reason" and collect the foregoing amounts if their principal place of employment is relocated to a location which is more than 50 miles from their current place of employment or if their job duties are significantly changed (i.e., a drop of two grade levels or a required pay reduction).

	   Severance payments are contingent upon the signing a release in favor of the Company in substantially the form of the release contemplated under the current terms of the Executive Severance Plan.

GROSS-UP:  All payments and benefits to eligible employees are "grossed-up" to
	   eliminate the effects of the 20% excise tax under the "golden parachute" rules. These gross-up provisions are intended to place the employees in the same after-tax position they would have enjoyed had the excise tax not applied. These provisions apply to all pay and benefits subject to the excise tax. The provisions also apply whether or not a termination of employment has occurred because the Company's equity plans confer benefits which could trigger the excise tax provisions even if employment is not terminated. No gross-up is payable if the payments to an eligible employee are not subject to the golden parachute excise tax.

CHANGE IN
CONTROL: The definition includes a change in the majority of the Board of Directors not otherwise approved by the Incumbent Directors, the acquisition of 30% or more of the voting stock of Apple by a third party, or a merger, consolidation or other corporate transaction if the stockholders of Apple before the transaction do not own, immediately after the transaction, more than 50% of the combined voting power of the resulting corporation.

AMENDMENT: The Executive Severance Plan cannot be amended after the Change in
	   Control Date to eliminate or reduce benefits. No amendment reducing benefits will be effective if made within the 1-year period prior to the Change in Control Date.

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		5. Relocation.  The Company will provide you with full
executive relocation benefits up to a maximum amount of seventy five thousand dollars ($75,000) in accordance with the Company's Relocation Policy for executives. Any relocation expenses and benefits must be submitted for reimbursement or payment by you before the eighteen (18) months following the Effective Date. Any additional relocation items or arrangements will be determined in writing as authorized by the Company's Senior Vice President of Human Resources.

		6. Definitions. For purposes of this Agreement, the following capitalized words shall have the meanings set forth below:

		"Cause" shall mean a termination of your employment which is a result of (i) your felony conviction, (ii) your willful disclosure of material trade secrets or other material confidential information related to the business of the Company and its subsidiaries or (iii) your willful and continued failure substantially to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure resulting from a resignation by you) after a written demand for substantial performance is delivered to you by the Company's Chief Executive Officer, which demand specifically identifies the manner in which the Company believes that you have not substantially performed your duties, and which performance is not substantially corrected by
you within 10 days of receipt of such demand.   For purposes of the previous
sentence, no act or failure to act on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

		7. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Apple Computer, Inc., 1 Infinite Loop, MS 75-8A, Cupertino, California 95014, Attn.: Fred Anderson, Chief Financial Officer, with a copy to the General Counsel of the Company, or to you at the address set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

		8.  Miscellaneous.

		(a) Amendments, Waivers, Retention Agreement, Etc. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof.

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	(b)  Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

	(c) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

	(d) Withholding. Amounts paid to you hereunder shall be subject to all applicable federal, state and local withholding taxes.

	(e) Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. You will have no right, title or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

	(f) Headings. The headings contained in this Agreement are intended solely for convenience of reference and shall not affect the rights of the parties to this Agreement.

	(g) Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California applicable to contracts entered into and performed in such State.

			*       *      *       *

	If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

			Sincerely,

			APPLE COMPUTER, INC.


			By_/s/ Fred D. Anderson
			         Fred D. Anderson


Agreed to as of this 18th day of June, 1996.


/s/ Robert M. Calderoni
     Robert M. Calderoni

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